Exhibit 99.1

NEWS RELEASE

Diversa Reports Financial Results for the Quarter and Year Ended December 31, 2005

Company Achieved 82% Increase in Product Revenue Over 2004

SAN DIEGO, CA, February 27, 2006 – Diversa Corporation (Nasdaq: DVSA) today reported financial results for the quarter and year ended December 31, 2005. Revenue for the year ended December 31, 2005 was $54.3 million, compared to revenue of $57.6 million in 2004. The net loss for the year, which included a non-cash impairment charge of $45.7 million, was $89.7 million, or $2.04 per share, compared to a net loss of $33.4 million, or $0.77 per share, in 2004. Product-related revenue was $9.8 million in 2005, representing an 82% increase over 2004 product-related revenue of $5.4 million. This increase resulted primarily from increased sales of Phyzyme™ Phytase sold through the Company’s partnership with Danisco.

Revenue for the quarter ended December 31, 2005 was $14.5 million, compared to revenue of $18.1 million for the fourth quarter of 2004. The net loss for the quarter, which included a non-cash impairment charge of $45.7 million, was $54.7 million, or $1.23 per share, compared to a net loss of $6.0 million, or $0.14 per share, in the prior year quarter. At December 31, 2005, the Company had cash, cash equivalents, and short-term investments totaling $65.4 million.

The decrease in total revenue for the quarter and year ended December 31, 2005 compared to the corresponding periods in the prior year resulted primarily from the recognition in 2004 of certain one-time fees related to the Company’s collaboration with Syngenta that were not repeated in 2005. Revenues have historically fluctuated from period to period and will likely continue to fluctuate in the future based upon the levels and seasonality of new product-related revenues as well as the timing and composition of funding under existing and future grants and collaboration agreements.

In January 2006, the Company announced a restructuring designed to focus the Company’s resources on products that have the greatest near-term opportunities. As part of this restructuring, the Company has reduced its workforce, is exiting certain programs, and is consolidating its facilities. During the quarter ended December 31, 2005, the Company recorded a non-cash impairment charge of $45.7 million, which consisted primarily of the write-off of approximately $43.5 million of previously recorded intangible assets that are no longer essential to the Company’s focus or were otherwise determined to be impaired. The Company expects to recognize restructuring charges of approximately $15 to 17 million in 2006 related to employee separation and facilities consolidation costs.

Edward T. Shonsey, Diversa’s Chief Executive Officer, stated, “Following the reorganization we announced last month, we intend to continue to rebalance our resources to focus less on early-stage research and to move to downstream activities such as process development, regulatory approvals, and sales and marketing. We will continue to focus on high-value applications where the potential exists for significant breakout opportunities, such as in the alternative fuels area for production of ethanol or biodiesel. In 2006, we expect to concentrate on:

•	Expanding the sales of our Ultra-Thin™ enzyme for ethanol production, which just received a key additional U.S. regulatory approval, as reported earlier today;

•	Continued progress in our programs for production of ethanol from biomass;

•	Increased adoption of our Luminase™ enzymes for pulp bleaching; and

•	A successful U.S. regulatory filing for approval to market our Purifine™ enzyme for enhanced processing of both edible oils and potentially biodiesel fuels.”

“Additionally, we expect to continue to make investments that strengthen our customer contact and focus,” continued Mr. Shonsey.

2006 Financial Guidance

During 2006, the Company expects to focus on market penetration of its products while it de-emphasizes less profitable revenue sources such as grants and directed research that are not focused within the Company’s key market areas. The Company expects 2006 total revenue to be between $50 and $55 million, with product-related revenue of $18 to $20 million – which would represent roughly a doubling over 2005 product-related revenue. As a result of the Company’s focus on more profitable product-related revenue and its cost containment actions, the Company expects to significantly reduce its net loss before restructuring and impairment charges and stock based compensation to approximately $20 million in 2006, as compared to $43.1 million in 2005. The Company expects to use approximately $30 million in cash in 2006, which includes the cash component of certain restructuring-related expenses as well as the Company’s continued investment in manufacturing facilities necessary to meet demand for its products.

Conference Call Information

Diversa will host a conference call with live Internet broadcast later today, Monday, February 27, 2006 at 5:00 p.m. EST. The call will provide a review of 2005 financial results and guidance for 2006. The call is being webcast by Thomson/CCBN and can be accessed during the conference call and for a limited period of time following the call at http://phx.corporate-ir.net/playerlink.zhtml?c=81345&s=wm&e=1210197. The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

About Diversa

Diversa Corporation is a leader in applying proprietary genomic technologies for the rapid discovery and optimization of novel protein-based products. Diversa is directing its integrated portfolio of technologies to the discovery, evolution, and production of commercially valuable molecules with agricultural, chemical, industrial, and pharmaceutical applications. Diversa has established alliances and joint ventures with market leaders, such as BASF, Cargill Health and Food Technologies, DuPont Bio-Based Materials, Medarex, Merck, and Xoma. In addition, Diversa has formed a broad strategic relationship with Syngenta AG, a world-leading agribusiness company. Diversa has commercialized products both independently and in collaboration with strategic partners and licensees. Additional information is available at Diversa’s website: www.diversa.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to fluctuating revenues based on new product-related revenues and under existing and future grants and collaboration agreements, statements related to projected revenue for 2006 and anticipated increases in product-related revenue in 2006, statements related to anticipated restructuring charges in 2006, statements related to the Company’s strategic focus, including its opportunities in the alternative fuels area for production of ethanol or biodiesel, statements related to the Company’s goals for 2006, anticipated reductions in net loss for 2006, and anticipated cash usage for 2006, and other statements related to financial guidance, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks involved with the Company’s new and uncertain technologies, risks associated with the Company’s dependence on patents and proprietary rights, risks associated with the Company’s protection and enforcement of its patents and proprietary rights, the Company’s dependence on existing collaborations and its ability to achieve milestones under existing and future collaboration agreements, the ability of the Company to commercialize products using the Company’s technologies, the development or availability of competitive products or technologies, and the future ability of the Company and its collaborators to enter into and/or maintain collaboration and joint venture agreements. Certain of these factors and others are more fully described in Diversa’s filings with the Securities and Exchange Commission, including, but not limited to, Diversa’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. These forward-looking statements speak only as of the date hereof. Diversa expressly disclaims any intent or obligation to update these forward-looking statements.

Note: Luminase and Purifine are trademarks of Diversa Corporation. Ultra-Thin is a trademark of Valley Research, Inc. Phyzyme is a trademark of Danisco Animal Nutrition.

Selected Financial Information

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Collaborative revenue	$8,050	$13,713	$34,392	$41,897
Grant revenue	2,739	2,763	10,079	10,241
Product-related revenue	3,727	1,659	9,832	5,412

Total revenues	14,516	18,135	54,303	57,550

Expenses:
Cost of product-related revenue	3,112	1,534	10,662	3,698
Research and development	16,721	19,714	72,276	73,405
Selling, general and administrative	3,066	2,374	12,588	11,607
Amortization of intangible assets	650	646	2,602	2,598
Non-cash, stock-based compensation	233	—	877	—
Asset impairment charges	45,745	—	45,745	—

Total operating expenses	69,527	24,268	144,750	91,308
Loss from operations	(55,011)	(6,133)	(90,447)	(33,758)
Interest and other income, net	323	107	729	333

Net loss	$(54,688)	$(6,026)	$(89,718)	$(33,425)

Basic and diluted net loss per share	$(1.23)	$(0.14)	$(2.04)	$(0.77)
Weighted average shares used in computing basic and diluted net loss per share	44,330	43,704	44,064	43,416

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2005	December 31, 2004
	(unaudited)
Cash, cash equivalents and short-term investments	$65,428	$98,193
Accounts receivable	9,012	5,771
Other current assets	4,681	3,252
Property and equipment, net	18,245	27,019
Other assets	703	49,821

Total assets	$98,069	$184,056

Current liabilities	$18,148	$18,393
Deferred revenue	8,785	5,892
Long-term liabilities	6,332	8,825
Stockholders’ equity	64,804	150,946

Total liabilities and stockholders’ equity	$98,069	$184,056

Contact:

Martin Sabarsky

Corporate Development

(858) 526-5166

msabarsky@diversa.com